UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2012

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.                                        Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

LendingTree, Inc. was acquired by IAC/InterActiveCorp in 2003.  IAC/InterActiveCorp allocated $87.0 million of its purchase price to the LendingTree trade name.  Upon the spin-off of our company from IAC/InterActiveCorp on August 20, 2008, indefinite-lived intangible assets primarily associated with our trade name and trademarks of $55.2 million were preserved on our consolidated balance sheet. As of March 31, 2011, indefinite-lived intangible assets were $39.1 million, reflecting impairments and dispositions of assets since the date of the spin-off.

We conduct an impairment test of our indefinite-lived intangible assets on an annual basis on October 1 and upon the occurrence of certain events or substantive changes in circumstances.  In connection with our entry into an agreement on May 12, 2011 for the sale of substantially all of the operating assets of our LendingTree Loans business, we conducted an interim impairment analysis of our trade name and trademark assets as of June 30, 2011.  We also performed our annual impairment analysis of these assets as of October 1, 2011.

Our initial impairment analysis of trade name and trademark assets as of June 30, 2011 indicated no impairment, and we reported unaudited quarterly results and financial position for the second and third quarters and corresponding year to date periods of 2011 accordingly.  Our initial annual analysis as of October 1, 2011 indicated an impairment of $5.85 million of the trademark assets, and we released unaudited financial results reflecting that determination on February 24, 2012.

During the course of the external audit of our financial statements for the year ended December 31, 2011, management and representatives of our independent registered public accounting firm discussed these analyses, and as a result of those discussions, management has concluded that a $29.0 million impairment of indefinite-lived trade name and trademark assets was required, and that such impairment should have been recorded as of June 30, 2011 in connection with the interim assessment performed as of that date.  This impairment resulted from the lower observed market value of our company at June 30, 2011 (compared to October 1, 2011) and lower anticipated revenues related to our trade names and trademarks as a result of the anticipated sale of substantially all of the operating assets of our LendingTree Loans business. No further impairment was indicated as of October 1, 2011.

This impairment charge is a non-cash item.

On April 12, 2012, the audit committee of our board of directors, after discussion with management and our independent registered public accounting firm, concluded that as of result of the failure to record an impairment of our indefinite-lived intangible assets as of June 30, 2011, our unaudited consolidated financial statements for each of the 2011 periods contained in our quarterly reports on Form 10-Q filed with the SEC on August 15, 2011 and on November 14, 2011, and the Management’s Discussion and Analysis of Financial Condition and Results of Operation included in such reports, should no longer be relied upon.

Our second and third quarter 2011 results of operations and financial position have been restated to reflect the $29.0 million impairment charge occurring in the second quarter of 2011.  Financial data for these quarters as previously reported and as restated is contained in Note 17 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 to be filed today with the SEC.   The unaudited consolidated financial statements for the second and third quarters and corresponding year to date periods of 2011 will also be prospectively restated in the quarterly reports filed on Form 10-Q for the second and third quarters of 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 16, 2012

TREE.COM, INC.

By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer